Exhibit 99.1

REVEL AC REACHES AGREEMENT WITH A MAJORITY OF ITS LENDERS TO SIGNIFICANTLY REDUCE ITS DEBT AND STRENGTHEN ITS BALANCE SHEET

- Restructuring will reduce Revel’s debt load by over $1 billion through an exchange of debt for equity

- Revel plans to recapitalize through consensual prepackaged Chapter 11 reorganization

- Lenders will provide the Company with additional liquidity to ensure financial stability throughout the reorganization process

- Revel to continue normal business operations and honor obligations in the ordinary course of business

Revel Beach, Atlantic City, N.J. – February 19, 2013 – Revel AC Inc., (“the Company,” “Revel”) announced today that it has reached an agreement with a majority of its lenders to significantly reduce its debt through a debt-for-equity conversion. Revel plans to implement the restructuring through voluntary, prepackaged Chapter 11 cases, and intends to complete the restructuring early this summer.

The restructuring is not expected to impact Revel’s guests, employees and vendors. Throughout the restructuring, Revel intends to continue normal business operations. All services, dining, scheduled entertainment, programming and events will move forward without change or interruption, and employees and vendors will be paid in the normal course of business.

“Today’s announcement is a positive step for Revel,” said Kevin DeSanctis, Revel’s Chief Executive Officer. “The agreement we have reached with our lenders will ensure that the hundreds of thousands of guests who visit Revel every year will continue to enjoy a signature Revel experience in our world-class facility.”

After undertaking a comprehensive strategic review of restructuring alternatives, the Company determined that a prepackaged Chapter 11 would offer the best opportunity for Revel to strengthen its balance sheet and would provide the Company with the financial flexibility and resources to invest in the growth of the business.

As part of the restructuring, certain of Revel’s lenders will provide approximately $250 million in debtor-in-possession financing (DIP), approximately $45 million of which constitutes new money commitments and approximately $205 million of which constitutes prepetition debt. No tax payer funds will be used to finance the restructuring.

“The reduction of debt service expense this agreement facilitates will greatly improve Revel’s cashflow to better support day-to-day operations,” noted Michael Garrity, Revel’s Chief Investment Officer. “This restructuring positions Revel for long-term success by providing the Company with the operational flexibility to invest in the growth of our business.”

The restructuring agreement is subject to satisfaction of certain customary conditions.

Revel’s legal advisor in connection with the restructuring is Kirkland & Ellis LLP. Alvarez & Marsal serves as its restructuring advisor and Moelis & Company serves as its investment banker for the restructuring.

Forward Looking Statements

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could impact the Company’s restructuring plans or cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking. There can be no assurance that the restructuring transaction described herein will be consummated. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

About Revel AC

Revel is smoke-free and features more than 1,800 rooms with sweeping ocean views. A member of the American Express Gold Hotel Collection, the resort houses a 130,000-square-foot casino with more than 2,000 slot machines, nearly 100 table games, electronic tables and a Poker Room. Designed to embrace its natural surroundings, Revel curates a collection of daylife and nightlife experiences crafted to bring the outside in and the inside out. Indoor and outdoor pools, gardens, lounges, and a 32,000-square-foot spa provide guests with a relaxing resort, while an outstanding collection of 14 restaurant concepts from award-wining chefs and restaurateurs, live entertainment featuring marquee acts and international artists, nightclubs, a casino that feels like a theatre and a collection of boutiques in The Row tailor to each guest’s passions. Revel was most recently named one of the Best Hotels in the Northeast by Amtrak’s Arrive magazine and one of the Top 10 Best New Hotels in the U.S. by Gayot.com.

To start your Revel journey, visit www.revelresorts.com. To receive the latest updates on Revel, become a fan on Facebook at www.facebook.com/revel and follow @revelresorts on Twitter and Instagram. Revel is located on the Boardwalk at Revel Blvd in Atlantic City, New Jersey.

Media Contacts

Liz Cohen, Weber Shandwick

(212) 445- 8044

Kelly Gawlik, Weber Shandwick

(212) 445-8368

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